Exhibit 10.5

SURVIVOR INCOME PROTECTION PLAN

The Survivor Income Protection Plan is available to you in lieu of Term Life Insurance. It provides your surviving spouse or domestic partner and dependent children with protection against financial difficulties in the event of your death. Subject to certain restrictions and offsets, the Plan pays a percentage of your base salary for up to ten years to your eligible survivors. Note that benefits are paid from ARAMARK Corporation general company assets and not from an insured policy. You have no right to continue coverage following termination of employment.

ELIGIBILITY AND EFFECTIVE DATE

You must be a member of the Executive Leadership Council (unless you have retired from the Company at age 65 or older after five or more years of service).

If you die at age 65 or later, the Plan requires that you also have at least five years of service with the ARAMARK Corporation or its subsidiaries or affiliates (“ARAMARK” or the “Company”). “Service” includes your employment with ARAMARK prior to your Executive Leadership Council membership.

Enrollment is contingent upon two factors:

•	you sign and return the standard Executive Leadership Council Agreement Relating to Employment and Post Employment Competition, and

•	you complete any enrollment/acknowledgment forms as well as participate in and satisfy any medical examination the insurance carrier which in part underwrites this benefit requires.

DEATH BENEFITS

The Plan provides for two levels of benefits based on your age.

Benefits If Death Occurs Before Age 65

If you die before reaching age 65 and you are still working for ARAMARK, your eligible survivors would receive for the first year following your death a benefit equal to 100% of your base salary from ARAMARK (excluding bonus, commissions) at the time of death; thereafter, annual benefits will equal 50% of your base salary. The total series of payments are made for up to 10 years. Your eligible survivor(s) will receive benefit payments in equal monthly installments.

For example: If your salary was $210,000 at the time of death, the first year benefit under this Plan would be $210,000 or $17,500 per month. In years 2 through 10, your survivor(s) would receive $105,000 per year ($8,750 per month), bringing the total potential benefit payments to your survivor(s) to $1,155,000.

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This first year payment will be offset by up to 1 times salary which is paid pursuant to your ARAMARK Line of Business (“LOB”) basic life insurance plan. This offset will be applied to your eligible survivor(s)’ benefit calculation under this Plan, even if the ARAMARK LOB group life insurance beneficiary is different than the eligible survivor(s) under this Plan.

Eligible Survivors

Benefits will be paid only to these survivor(s) in the following order:

•	your spouse or domestic partner, and

•	your surviving dependent children in equal shares and the survivor of them.

Your spouse is eligible for survivor benefits if not legally separated from you at the time of your death, or if a common-law spouse, if recognized as such by law in the state where you live at the time of your death, or your domestic partner, if you meet the definition of a Domestic Partner.

ARAMARK reserves the right to request proof of the domestic partnership relationship.

Your child is considered an eligible dependent survivor if:

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he or she was primarily supported (50% or more) by you immediately prior to your death, and is under age 19 and unmarried (or if age 19-25, is a full-time student at an accredited educational institution), or

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he or she was primarily supported (50% or more) by you immediately prior to your death and is physically or mentally handicapped, regardless of his or her age. The child will continue to be considered a dependent as long as he or she remains handicapped.

Children include natural born children, legally adopted and foster children, stepchildren, or any other children under your legal guardianship. In the event of divorce, determination of coverage will be made according to court decree, if such is addressed.

Duration of Benefits

The duration of benefits depends on your age and your family composition at the time of your death:

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At the time of your death, if you had a surviving spouse or domestic partner but no eligible or surviving dependent child or children, ARAMARK will pay the monthly survivor benefits to your spouse or domestic partner until the earliest of:

•	your spouse’s or domestic partner’s death,

•	10 years have elapsed since your death, or

•	the first day of the month following the date you would have reached age 65.

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At the time of your death, if you had a surviving spouse or domestic partner and an eligible, surviving dependent child or children, ARAMARK will pay the monthly survivor benefits to your spouse or domestic partner during their lifetime, then to the dependent child or children (or the survivor of them) until the earliest of:

•	the first day of the month following the date that the youngest child’s dependent status ends,

•	10 years have elapsed since your death, or

•	the first day of the month following the date you would have reached age 65.

If your spouse or domestic partner is living when your youngest child’s dependent status ends, benefits will be paid to your spouse or domestic partner as described in the first bullet point above.

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At the time of your death, if there is no surviving spouse or domestic partner but there is an eligible, surviving dependent child or children, the monthly survivor benefits will be paid to the dependent child or children (or the survivor of them) in equal shares until the earliest of:

•	the first day of the month following the date that the youngest child’s dependent status ends,

•	10 years have elapsed since your death, or

•	the first day of the month following the date you would have reached age 65.

Form of Payout

In the event you die prior to age 65, benefits will be paid monthly to the beneficiaries as previously described. Your ARAMARK LOB group life insurance amount (used as an offset in this Plan) will be paid in accordance with that plan.

Benefits If You Die or Retire at Age 65 or Over

Effective for participants who attain the age of 65 on or after August 8, 2007, once you reach age 65 and have at least 5 or more years of service with ARAMARK (service is not limited to Council membership and includes past service related to acquisitions), you become eligible for a post-age 65 benefit equal to one times your base salary payable at death or, if you retire, in January of the calendar year following the year of your retirement. In the event that your benefit becomes payable upon your retirement and you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at that time, this benefit will be paid to you at the later of:

•	January of the calendar year following the year of your retirement; or

•	six months following the date of your retirement.

This benefit is not offset by any benefits paid under your ARAMARK LOB basic life insurance plan.

The post-age 65 benefit will not be available under this Plan if you have not reached the 5 years of service requirement with ARAMARK. However, if you continue working and subsequently attain the 5 years of service, you then will become eligible for the post-age 65 benefit.

EXCLUSIONS

Death resulting from any of the following causes will eliminate any potential benefits under the Survivor Income Protection Plan:

•	intentional self-inflicted injury, while sane or insane, or

•	war or acts of war.

Dismissal for cause from ARAMARK employment or employment competing with ARAMARK, either directly or indirectly, will also eliminate any potential benefits under the Plan.

WHEN YOUR PARTICIPATION AND ELIGIBILTY FOR PAYMENT ENDS

Unless you or your beneficiaries are already eligible to receive or are receiving benefits, your participation in the Plan ends on the earliest date of:

•	your last day of employment,

•	when you are no longer a member of the Executive Leadership Council, or

•	when the Plan ends.

CONVERSION PROVISION

There are no rights to convert this coverage when it ends under this plan.

IMPUTED INCOME

Currently there is no assessment of imputed income under this Plan. However, should federal and state tax law changes, or the underlying funding arrangement for this Plan change in future, we may be required to assess imputed income at some future date. The value is determined by an IRS Table and your age as of December 31.

DEFINITIONS

Active Service – As an employee, you are in Active Service on a day which is one of your scheduled work days if any of the following conditions are met:

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You are actively at work. This means you are performing your regular occupation on a full-time basis, either at one of the ARAMARK’s usual places of business or at some location to which the ARMAMARK business requires you to travel.

•	The day is a scheduled holiday, vacation day or period of approved paid leave of absence.

•	You are in active service on a day which is not one of your scheduled workdays only if you were in active service on the preceding scheduled workday.

Annual Base Salary – Your annual wage or salary as reported for work performed as of the date the covered loss occurs. It does not include amounts received as bonuses, commissions, overtime pay or other extra compensation.

Domestic Partner – A person in a relationship with an ARAMARK employee, such that they meet the following criteria:

•	for at least twelve (12) months have shared the same permanent address in an exclusive, emotionally committed relationship,

•	intend for the domestic partnership to be permanent,

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are financially interdependent such that each are jointly responsible for common welfare and financial obligations of the household, or the non-employee domestic partner is chiefly dependent upon the employee for care and financial assistance,

•	are not legally married to any individual, and, if previously married, a legal divorce or annulment has been obtained or the former spouse is deceased,

•	are mentally competent to enter into a contract according to the laws of the state in their state of residence,

•	are both at least 18 years of age and are old enough to enter into marriage according to the laws in their state of residence,

•	do not have a blood relationship that would bar marriage under applicable laws of their state of residence,

•	do not have a different domestic partner at the time nor a different domestic partner within the last twelve months, and

•	are not in this relationship solely for purposes of obtaining benefits.

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